Exhibit 5.1

Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP

June 1, 2007

Allegro Biodiesel Corporation
6033 West Century Boulevard
Suite 1090
Los Angeles, CA 90045

Re:	Registration Statement on Form S-B2

Ladies and Gentlemen:

We have acted as special counsel to Allegro Biodiesel Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-B2 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the offering for resale of up to an aggregate of 1,530,475 shares of the Company's common stock, par value $0.01 per share (“Common Stock”), by the selling stockholders named therein (the “Selling Stockholders”), comprising shares of Common Stock underlying shares of Series A Convertible Preferred Stock (“Series A Preferred”) that may be issued upon conversion of the Series A Preferred (the “Series A Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-B.

In connection with this opinion, we have reviewed the Registration Statement, the Series A Preferred, the Company's charter documents, resolutions of the Board of Directors of the Company, resolutions adopted by the stockholders of the Company, certificates of government officials and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that, the Seiries A Shares, when issued and sold in accordance with the terms of the Series A Preferred, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the prospectus included in the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

This opinion letter is rendered as of the date first written above, ad we disclaim any obligation to advise you of facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Seiries A Shares.

Respectfully submitted,

/s/ Zimmermann, Koomer, Connolly, Finkel & Gosselin LLP
ZIMMERMANN, KOOMER, CONNOLLY, FINKEL & GOSSELIN LLP